Exhibit 5.1

Jaime L. Chase

T: +1 202 728 7096

jchase@cooley.com

May 7, 2026

IN8bio, Inc.

350 5th Avenue

Suite 5330

New York, New York 10118

Ladies and Gentlemen:

We have acted as counsel to IN8bio, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of (i) a Post-Effective Amendment No. 2 to each of the Company’s registration statements on Form S-8 (File Nos. 333-259458 and 333-264893), as filed with the Commission on September 10, 2021 and May 12, 2022, respectively, and each as amended by the Post-Effective Amendment No. 1 to each registration statement filed with the Commission on August 18, 2023, and (ii) a Post-Effective Amendment No. 1 to each of the Company’s registration statements on Form S-8 (File Nos. 333-274092, 333-276614 and 333-285798), as filed with the Commission on August 18, 2023, January 19, 2024 and March 13, 2025, respectively (such registration statements, collectively, the “Prior Registration Statements,” and the post-effective amendment to each of the Prior Registration Statements, collectively, the “Post-Effective Amendments”).

The Prior Registration Statements covered the offering of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), previously available for issuance under the Company’s 2018 Equity Incentive Plan, as amended (the “2018 Plan”), 2020 Equity Incentive Plan (the “2020 Plan”), and Amended and Restated 2023 Equity Incentive Plan (the “2023 Plan” and, together with the 2018 Plan and 2020 Plan, the “Prior Plans”). For purposes of this opinion, the “Shares” means up to 646,630 shares of Common Stock, which is the number of shares of Common Stock subject to outstanding stock awards granted under the Prior Plans that, from and after May 7, 2026, may become available for grant under the Company’s Amended and Restated 2026 Equity Incentive Plan (the “2026 Plan”) as described in the Post-Effective Amendments.

In connection with this opinion, we have examined and relied upon (a) the Prior Registration Statements, the Post-Effective Amendments and related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Prior Plans, (d) the 2026 Plan, and (e) such records, documents, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

May 7, 2026

Page Two

On the basis of the foregoing, and in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when sold and issued in accordance with the 2026 Plan, the Post-Effective Amendments and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendments. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Jaime L. Chase
Jaime L. Chase

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com